Exhibit 1SA-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-SA, of our independent auditor’s report dated April 29, 2025, with respect to the audited balance sheets of Apis Cor Inc. of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

September 24, 2025